TREDEGAR REPORTS SECOND-QUARTER 2014 RESULTS

•	Operating profit from ongoing operations for Film Products of $15.0 million was $3.8 million lower than the second quarter of 2013

•	Operating profit from ongoing operations for Bonnell Aluminum of $8.1 million was $3.7 million higher than the second quarter of 2013
RICHMOND, VA--(BUSINESS WIRE)--August 7, 2014--Tredegar Corporation (NYSE:TG, also the “Company” or “Tredegar”) today reported second-quarter financial results for the period ended June 30, 2014.
Second-Quarter Financial Results Highlights

•	Net income from continuing operations was $3.8 million, or 11 cents per share

•	Net income from ongoing operations, which excludes special items, was $11.1 million, or 34 cents per share
Further details regarding the special items that reconcile net income from ongoing operations to net income from continuing operations are provided in the financial tables to this press release.
Nancy M. Taylor, Tredegar’s president and chief executive officer, said: “Bonnell Aluminum had a strong performance this quarter, with modest growth in its nonresidential sector and favorable mix. We are very pleased with Bonnell’s operational performance so far this year. In Film Products, customer inventory corrections in surface protection films and the previously announced ramp down of certain babycare elastic laminate volume in North America impacted volumes in the second quarter. Pricing pressures and production inefficiencies continue to be a significant drag on our flexible packaging performance in Brazil. We expect these dynamics to continue for the balance of the year.”
Ms. Taylor continued, “Throughout the year we have characterized 2014 as a building year for Tredegar, with volume growth heavily reliant on the timely ramp up of new capacity. While we are making headway with many of our new product, key customer and emerging market growth initiatives, volume for Film Products in the second half of the year will fall short of our performance targets, primarily due to the delay of the start up of the new flexible packaging line in Brazil. The ramp-up of this line is expected to begin in the fourth quarter. With this delay, we are revising our view of the 2014 volume target in Film Products and expect volume to be approximately 7-10% below 2013 volume. Even with this near-term volume miss, we remain confident that Tredegar is well positioned for future growth in attractive markets.”
OPERATIONS REVIEW
Film Products
A summary of second-quarter operating results from ongoing operations for Film Products is provided below:

	Quarter Ended		Favorable/	Six Months Ended		Favorable/
(In Thousands, Except Percentages)	June 30,		(Unfavorable)	June 30,		(Unfavorable)
	2014	2013	% Change	2014	2013	% Change
Sales volume (pounds)	60,729	68,785	(11.7)%	123,352	136,418	(9.6)%
Net sales	$146,016	$158,266	(7.7)%	$295,176	$312,651	(5.6)%
Operating profit from ongoing operations	$14,963	$18,727	(20.1)%	$31,685	$35,734	(11.3)%
Second-Quarter Results Versus Prior Year Second Quarter
Net sales (sales less freight) in the second quarter of 2014 decreased in comparison to the same period in the prior year, primarily due to lower volumes, partially offset by an increase in average selling prices and the favorable impact of the change in the U.S. dollar value of currencies for operations outside the U.S. Lower volumes had an unfavorable impact of approximately $15.4 million on net sales in the second quarter of 2014 compared to the second quarter of 2013. Declining sales of certain babycare elastic laminate films sold in North America and lower sales volumes for surface protection, flexible packaging and polyethylene overwrap films were

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partially offset by higher volumes for other personal care products. Lower volumes in surface protection films were primarily related to customer inventory corrections in the current year and a minor loss of market share in lower-tier film due to competitive pricing. The estimated change in average selling prices had a favorable impact on net sales of approximately $2.0 million. Higher average selling prices due to the favorable impact of the contractual pass-through of certain costs, primarily an increase in average resin prices, were partially offset by competitive pricing pressures in flexible packaging films and personal care materials. The change in the U.S. dollar value of currencies for operations outside the U.S. had a favorable impact on second-quarter net sales of approximately $1.1 million.
Operating profit from ongoing operations in the second quarter of 2014 decreased in comparison to the second quarter of 2013. Lower sales volumes had an estimated unfavorable impact on operating profit from ongoing operations of approximately $5.7 million, which included a decrease of approximately $2.2 million related to declining volumes for certain babycare elastic laminate films sold in North America. Competitive pricing pressures, primarily in flexible packaging films, had an estimated unfavorable impact on operating profit from ongoing operations of approximately $0.3 million in the current year. Improved operational performance, primarily in personal care materials and surface protection films, which was partially offset by higher manufacturing expenses in flexible packaging films, increased operating profit from ongoing operations by approximately $0.2 million.
The change in the dollar value of currencies for operations outside the U.S. had a favorable impact on operating profit from ongoing operations of approximately $1.7 million in the second quarter of 2014 compared to the same period in the prior year. The estimated impact on operating profit from ongoing operations of the quarterly lag in the pass-through of average resin costs was approximately a negative $0.1 million in the second quarter of 2013 (insignificant in the second quarter of 2014).
Year-To-Date Results Versus Prior Year-To-Date
Net sales in the first six months of 2014 decreased in comparison to the same period in the prior year as lower volumes were partially offset by an increase in average selling prices and the favorable impact of the change in the U.S. dollar value of currencies for operations outside the U.S. Lower volumes had an unfavorable impact of approximately $19.2 million on net sales in the first six months of 2014 compared to the first six months of 2013. Declining sales of certain babycare elastic laminate films sold in North America and reduced sales volumes for polyethylene overwrap, flexible packaging and surface protection films were partially offset by higher volumes for other personal care products. Lower volumes in surface protection films were primarily related to customer inventory corrections in the current year and a minor loss of market share in lower-tier film due to competitive pricing. The estimated change in average selling prices had a favorable impact on net sales of approximately $0.7 million. Higher average selling prices due to the favorable impact of the contractual pass-through of certain costs, primarily an increase in average resin prices, were partially offset by competitive pricing pressures in flexible packaging films and personal care materials. The change in the U.S. dollar value of currencies for operations outside the U.S. had a favorable impact on current year net sales of approximately $1.0 million.
Operating profit from ongoing operations in the first six months of 2014 decreased in comparison to the first six months of 2013. Lower sales volumes had an estimated unfavorable impact on operating profit from ongoing operations of approximately $6.1 million, which included a decrease of approximately $3.4 million related to declining volumes for certain babycare elastic laminate films sold in North America. Competitive pricing pressures, primarily in flexible packaging films, had an estimated unfavorable impact on operating profit from ongoing operations of approximately $2.5 million in the current year. Improved operational performance, primarily in personal care materials and surface protection films, which was partially offset by higher manufacturing expenses in flexible packaging films, increased operating profit from ongoing operations by approximately $0.6 million.
The change in the dollar value of currencies for operations outside the U.S. had a favorable impact on operating profit from ongoing operations of approximately $3.4 million in the first six months of 2014 compared to the same period in the prior year. The estimated impact on operating profit from ongoing operations of the quarterly lag in the pass-through of average resin costs was approximately negative $0.3 million in the first six months of 2014 and negative $0.6 million in the first six months of 2013.
Capital expenditures in Film Products were $18.8 million in the first six months of 2014 compared to $30.0 million in the first six months of 2013. Capital expenditures for the first six months of 2014 and 2013 include

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approximately $10.6 million and $19.0 million, respectively, for a previously announced project that will expand capacity at the Company’s manufacturing facility in Cabo de Santo Agostinho, Brazil. The ramp-up of additional capacity from this project is expected to begin in the fourth quarter of 2014. Film Products currently estimates that capital expenditures in 2014 will be approximately $45 million, including approximately $15 million for routine capital expenditures required to support operations. Depreciation expense was $14.1 million in the first six months of 2014 and $15.9 million in the first six months of 2013, and is projected to be approximately $28 million in 2014. Amortization expense was $1.9 million in the first six months of 2014 and $2.6 million in the first six months of 2013, and is projected to be approximately $4 million in 2014.
Aluminum Extrusions
A summary of second-quarter results from ongoing operations for Aluminum Extrusions, which is also referred to as Bonnell Aluminum, is provided below:

	Quarter Ended		Favorable/	Six Months Ended		Favorable/
(In Thousands, Except Percentages)	June 30,		(Unfavorable)	June 30,		(Unfavorable)
	2014	2013	% Change	2014	2013	% Change
Sales volume (pounds)	38,168	36,101	5.7%	74,816	71,834	4.2%
Net sales	$84,548	$77,855	8.6%	$163,831	$157,794	3.8%
Operating profit from ongoing operations	$8,050	$4,311	86.7%	$12,811	$8,925	43.5%
Second-Quarter Results Versus Prior Year Second Quarter
Net sales in the second quarter of 2014 increased in comparison to the second quarter of 2013 primarily due to higher sales volumes and an increase in average prices. Higher sales volumes had a favorable impact of approximately $4.0 million in the second quarter of 2014. The favorable change in average selling prices can be attributed to various factors, including inflationary price increases, higher average aluminum costs and favorable changes in product mix due to a higher percentage of painted and anodized finished products as well as an increase in the sales of fabricated components.
Operating profit from ongoing operations increased by $3.7 million in the second quarter of 2014 compared to the second quarter of 2013 primarily as a result of the favorable impact of manufacturing efficiencies, reduced selling, general and administrative expenses, higher sales volumes and a more favorable product mix. Improved margins from manufacturing efficiencies and reduced selling, general and administrative expenses increased operating profit from ongoing operations by approximately $1.9 million. Operating profit from ongoing operations in the prior year was impacted by a one-time, construction-related expense of approximately $0.3 million associated with the automotive press project at the Company’s manufacturing facility in Newnan, Georgia. Higher sales volumes and a more favorable product mix increased operating profit from ongoing operations by approximately $0.8 million.
Year-To-Date Results Versus Prior Year-To-Date
Net sales in the first six months of 2014 increased in comparison to the first six months of 2013 primarily due to higher sales volumes. Higher sales volumes had a favorable impact of approximately $5.8 million in the first six months of 2014. In addition to higher sales volumes, there was a favorable change in average selling prices that can be attributed to inflationary price increases and a favorable change in product mix, partially offset by lower average aluminum prices. Favorable changes in product mix can be attributed to a higher percentage of painted and anodized finished products as well as an increase in the sales of fabricated components.
Operating profit from ongoing operations increased by $3.9 million in the first six months of 2014 compared to the first six months of 2013 primarily as a result of the favorable impact of manufacturing efficiencies and reduced selling, general and administrative expenses. Excluding the impact of unanticipated costs as a result of adverse winter weather conditions in the first quarter of 2014, improved margins from manufacturing efficiencies and reduced selling, general and administrative expenses increased operating profit from ongoing operations by approximately $2.9 million. In addition, operating profit from ongoing operations in the prior year was impacted by a one-time, construction-related expense of approximately $0.3 million associated with the automotive press project

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at the Company’s manufacturing facility in Newnan, Georgia. Additional utility, distribution and manufacturing costs due to adverse winter weather conditions in the first quarter of 2014 had an estimated unfavorable impact on operating profit from ongoing operations of approximately $1.2 million. Higher sales volumes and improved product mix primarily account for the remaining increase in current year operating profit from ongoing operations.
Capital expenditures for Bonnell Aluminum were $4.0 million in the first six months of 2014 compared to $4.6 million in the first six months of 2013. Capital expenditures are projected to be approximately $9 million in 2014, which includes approximately $5 million for routine capital expenditures required to support operations. Depreciation expense was $4.1 million in the first six months of 2014 compared to $3.7 million in the first six months of 2013, and is projected to be approximately $8.5 million in 2014. Amortization expense was $0.9 million in the first six months of 2014 and $0.9 million in the first six months of 2013, and is projected to be approximately $1.6 million in 2014.
Corporate Expenses, Interest and Taxes
Pension expense was $3.9 million in the first six months of 2014, a favorable change of $2.8 million from the first six months of 2013. Most of the impact on earnings from lower pension expense is reflected in “Corporate expenses, net” in the Net Sales and Operating Profit by Segment table. Pension expense is projected to be $7.3 million in 2014. Corporate expenses, net decreased in 2014 versus 2013 primarily due to the reduction in pension expense noted above and lower stock-based employee benefit accruals, partially offset by the timing of certain non-recurring corporate expenditures. In 2014, corporate expenses, net included costs of $0.9 million related to responding to a Schedule 13D filed with the SEC by certain shareholders.
Interest expense was $1.2 million in the first six months of 2014 in comparison to $1.4 million in the first six months of 2013.
The effective tax rate used to compute income taxes for income from continuing operations was 35.6% in the first six months of 2014 compared to 32.6% in the first six months of 2013. Income taxes from continuing operations in the first six months of 2014 was relatively consistent with the federal statutory rate as a result of various mitigating factors, while income taxes from continuing operations in the first six months of 2013 primarily reflect the benefit of foreign tax incentives and the timing of a research and development tax credit, partially offset by the impact of differences in state tax rates. Significant differences between the estimated effective tax rate for income from continuing operations and the U.S. federal statutory rate for 2014 and 2013 will be provided in the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2014.
CAPITAL STRUCTURE
Net debt (debt in excess of cash and cash equivalents) was $92.8 million at June 30, 2014, compared with $86.4 million at December 31, 2013. Net debt is a financial measure that is not calculated or presented in accordance with United States generally accepted accounting principles (“GAAP”). See the Notes to the Financial Tables for a reconciliation of this non-GAAP financial measure to the most directly comparable GAAP financial measure.
INVESTOR WEBCAST
In connection with today’s earnings announcement, the Company will host a webcast on Friday, August 8th at 8:30 a.m. (EDT) to discuss these results and respond to questions from the investment community. To listen to the webcast and view the slide presentation, go to our website, www.tredegar.com, and select the “2014 Mid-Year Financial Results Webcast” link in the Investors section of our website.

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FORWARD-LOOKING AND CAUTIONARY STATEMENTS
Some of the information contained in this press release may constitute “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. When we use the words “believe,” “estimate,” “anticipate,” “expect,” “project,” “likely,” “may” and similar expressions, we do so to identify forward-looking statements. Such statements are based on our then current expectations and are subject to a number of risks and uncertainties that could cause actual results to differ materially from those addressed in the forward-looking statements. It is possible that our actual results and financial condition may differ, possibly materially, from the anticipated results and financial condition indicated in or implied by these forward-looking statements. Accordingly, you should not place undue reliance on these forward-looking statements. Factors that could cause actual results to differ from expectations include, without limitation: acquired businesses, including Terphane Holdings LLC (“Terphane”) and AACOA, Inc. (“AACOA”), may not achieve the levels of revenue, profit, productivity, or otherwise perform as we expect; acquisitions, including our acquisitions of Terphane and AACOA, involve special risks, including without limitation, diversion of management’s time and attention from our existing businesses, the potential assumption of unanticipated liabilities and contingencies and potential difficulties in integrating acquired businesses and achieving anticipated operational improvements; Film Products is highly dependent on sales to one customer — The Procter & Gamble Company; growth of Film Products depends on its ability to develop and deliver new products at competitive prices; sales volume and profitability of Aluminum Extrusions are cyclical and highly dependent on economic conditions of end-use markets in the U.S., particularly in the construction sector, and are also subject to seasonal slowdowns; our substantial international operations subject us to risks of doing business in foreign countries, which could adversely affect our business, financial condition and results of operations; our future performance is influenced by costs incurred by our operating companies, including, for example, the cost of energy and raw materials; and the other factors discussed in the reports Tredegar files with or furnishes to the SEC from time to time, including the risks and important factors set forth in additional detail in “Risk Factors” in Part I, Item 1A of Tredegar’s 2013 Annual Report on Form 10-K (the “2013 Form 10-K”) filed with the SEC. Readers are urged to review and consider carefully the disclosures Tredegar makes in its filings with the SEC, which include the 2013 Form 10-K.
Tredegar does not undertake, and expressly disclaims any duty, to update any forward-looking statement made in this press release to reflect any change in management’s expectations or any change in conditions, assumptions or circumstances on which such statements are based.
To the extent that the financial information portion of this press release contains non-GAAP financial measures, it also presents both the most directly comparable financial measures calculated and presented in accordance with GAAP and a quantitative reconciliation of the difference between any such non-GAAP measures and such comparable GAAP financial measures. Accompanying the reconciliation is management’s statement concerning the reasons why management believes that presentation of non-GAAP measures provides useful information to investors concerning Tredegar’s financial condition and results of operations. Reconciliations of non-GAAP financial measures are provided in the Notes to the Financial Tables included with this press release and can also be found within "Presentations" in the "Investors" section of our website, www.tredegar.com. Tredegar uses its website as a channel of distribution of material company information. Financial information and other material information regarding Tredegar is posted on and assembled in the “Investors” section of our website.
Tredegar Corporation is a manufacturer of plastic films and aluminum extrusions. A global company headquartered in Richmond, Virginia, Tredegar had 2013 sales of $959 million. With approximately 2,700 employees, the company operates manufacturing facilities in North America, South America, Europe, and Asia.

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Tredegar Corporation
Condensed Consolidated Statements of Income
(In Thousands, Except Per-Share Data)
(Unaudited)

	Quarter Ended		Six Months Ended
	June 30,		June 30,
	2014	2013	2014	2013
Sales	$236,965	$243,530	$472,178	$485,056
Other income (expense), net (e) (f) (g)	(10,136)	846	(10,230)	1,670
	226,829	244,376	461,948	486,726

Cost of goods sold	192,084	198,581	382,778	396,069
Freight	6,401	7,409	13,171	14,611
Selling, R&D and general expenses (b)	19,524	20,455	40,822	42,115
Amortization of intangibles	1,427	1,758	2,822	3,533
Interest expense	531	715	1,161	1,405
Asset impairments and costs associated with exit and disposal activities (b)	946	384	2,191	638
	220,913	229,302	442,945	458,371
Income from continuing operations before income taxes	5,916	15,074	19,003	28,355
Income taxes from continuing operations	2,164	5,484	6,772	9,248
Income from continuing operations	3,752	9,590	12,231	19,107
Loss from discontinued operations, net of tax (c)	—	(8,300)	—	(13,540)
Net income (d)	$3,752	$1,290	$12,231	$5,567

Earnings (loss) per share:
Basic:
Continuing operations	$0.12	$0.30	$0.38	$0.59
Discontinued operations (c)	—	(0.26)	—	(0.42)
Net income	$0.12	$0.04	$0.38	$0.17
Diluted:
Continuing operations	$0.11	$0.29	$0.37	$0.59
Discontinued operations (c)	—	(0.25)	—	(0.42)
Net income	$0.11	$0.04	$0.37	$0.17

Shares used to compute earnings (loss) per share:
Basic	32,312	32,187	32,277	32,132
Diluted	32,641	32,635	32,631	32,558

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Tredegar Corporation
Net Sales and Operating Profit by Segment
(In Thousands)
(Unaudited)

	Quarter Ended		Six Months Ended
	June 30,		June 30,
	2014	2013	2014	2013
Net Sales
Film Products	$146,016	$158,266	$295,176	$312,651
Aluminum Extrusions	84,548	77,855	163,831	157,794
Total net sales	230,564	236,121	459,007	470,445
Add back freight	6,401	7,409	13,171	14,611
Sales as shown in the Consolidated Statements of Income	$236,965	$243,530	$472,178	$485,056

Operating Profit
Film Products:
Ongoing operations	$14,963	$18,727	$31,685	$35,734
Plant shutdowns, asset impairments, restructurings and other (b)	(10,923)	(107)	(12,168)	(209)
Aluminum Extrusions:
Ongoing operations	8,050	4,311	12,811	8,925
Plant shutdowns, asset impairments, restructurings and other (b)	(174)	(545)	(174)	(798)
Total	11,916	22,386	32,154	43,652
Interest income	107	91	302	169
Interest expense	531	715	1,161	1,405
Gain (loss) on investment accounted for under fair value method (e)	(1,100)	2,100	(1,100)	3,200
Gain on sale of investment property (f)	1,208	—	1,208	—
Unrealized loss on investment property (f)	—	(1,018)	—	(1,018)
Stock option-based compensation costs	345	283	586	599
Corporate expenses, net (g)	5,339	7,487	11,814	15,644
Income from continuing operations before income taxes	5,916	15,074	19,003	28,355
Income taxes from continuing operations	2,164	5,484	6,772	9,248
Income from continuing operations	3,752	9,590	12,231	19,107
Loss from discontinued operations, net of tax (c)	—	(8,300)	—	(13,540)
Net income (d)	$3,752	$1,290	$12,231	$5,567

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Tredegar Corporation
Condensed Consolidated Balance Sheets
(In Thousands)
(Unaudited)

	June 30, 2014	December 31, 2013
Assets
Cash & cash equivalents	$44,008	$52,617
Accounts & other receivables, net	113,429	99,246
Income taxes recoverable	2,354	—
Inventories	70,155	70,663
Deferred income taxes	5,631	5,628
Prepaid expenses & other	5,580	6,353
Total current assets	241,157	234,507
Property, plant & equipment, net	294,490	282,560
Goodwill & other intangibles, net	226,674	226,300
Other assets	44,164	49,641
Total assets	$806,485	$793,008
Liabilities and Shareholders’ Equity
Accounts payable	$83,920	$82,795
Accrued expenses	37,252	42,158
Income taxes payable	—	114
Total current liabilities	121,172	125,067
Long-term debt	136,750	139,000
Deferred income taxes	69,127	70,795
Other noncurrent liabilities	55,533	55,482
Shareholders’ equity	423,903	402,664
Total liabilities and shareholders’ equity	$806,485	$793,008

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Tredegar Corporation
Condensed Consolidated Statement of Cash Flows
(In Thousands)
(Unaudited)

	Six Months Ended
	June 30,
	2014	2013
Cash flows from operating activities:
Net income	$12,231	$5,567
Adjustments for noncash items:
Depreciation	18,163	19,592
Amortization of intangibles	2,822	3,533
Deferred income taxes	(5,318)	(1,998)
Accrued pension income and post-retirement benefits	3,983	6,806
(Gain) loss on investment accounted for under the fair value method	1,100	(3,200)
Loss on asset impairments and divestitures	799	1,018
Net gain on sale of assets	(837)	—
Changes in assets and liabilities, net of effects of acquisitions and divestitures:
Accounts and other receivables	(13,399)	(22,036)
Inventories	906	(5,578)
Income taxes recoverable/payable	(2,477)	1,947
Prepaid expenses and other	1,124	1,074
Accounts payable and accrued expenses	(3,623)	13,583
Other, net	1,340	323
Net cash provided by operating activities	16,814	20,631
Cash flows from investing activities:
Capital expenditures	(22,884)	(34,642)
Sale of business	—	306
Proceeds from the sale of assets and other	4,723	701
Net cash used in investing activities	(18,161)	(33,635)
Cash flows from financing activities:
Borrowings	32,000	32,000
Debt principal payments	(34,250)	(21,000)
Dividends paid	(5,176)	(4,521)
Proceeds from exercise of stock options and other	(106)	2,692
Net cash provided by (used in) financing activities	(7,532)	9,171
Effect of exchange rate changes on cash	270	(562)
Increase (decrease) in cash and cash equivalents	(8,609)	(4,395)
Cash and cash equivalents at beginning of period	52,617	48,822
Cash and cash equivalents at end of period	$44,008	$44,427

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Notes to the Financial Tables
(In Millions, Except Per Share Data)
(Unaudited)

(a) Tredegar’s presentation of net income and earnings per share from ongoing operations are non-GAAP financial measures that exclude the after-tax effects of gains or losses associated with plant shutdowns, asset impairments and restructurings, gains or losses from the sale of assets and other items, goodwill impairment charges and operating results and gains or losses on sale for businesses divested that are included in discontinued operations, which have been presented separately and removed from net income (loss) and diluted earnings (loss) per share as reported under GAAP. Net income and earnings per share from ongoing operations are used by management to gauge the operating performance of Tredegar’s ongoing operations. They are not intended to represent the stand-alone results for Tredegar’s ongoing operations under GAAP and should not be considered as an alternative to net income (loss) or earnings (loss) per share from continuing operations as defined by GAAP. They exclude items that we believe do not relate to Tredegar’s ongoing operations. A reconciliation is shown below:

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
Net income from continuing operations as reported under generally accepted accounting principles (GAAP)	$3.8	$9.6	$12.2	$19.1
After-tax effects of:
(Gains) losses associated with plant shutdowns, asset impairments and restructurings	0.6	0.2	1.4	0.4
(Gains) losses from sale of assets and other	6.7	(0.1)	7.0	(0.8)
Net income from ongoing operations	$11.1	$9.7	$20.6	$18.7

Earnings per share from continuing operations as reported under GAAP (diluted)	$0.11	$0.29	$0.37	$0.59
After-tax effects per diluted share of:
(Gains) losses associated with plant shutdowns, asset impairments and restructurings	0.02	0.01	0.05	0.01
(Gains) losses from sale of assets and other	0.21	—	0.21	(0.03)
Earnings per share from ongoing operations (diluted)	$0.34	$0.30	$0.63	$0.57
(b) Plant shutdowns, asset impairments, restructurings and other in the second quarter of 2014 include:

•
Pretax charge of $10 million (included in “Other income (expense), net” in the condensed consolidated statements of income) associated with a one-time, lump sum license payment to the 3M Company (“3M”) after the Company settled all litigation issues associated with a patent infringement complaint;

•	Pretax charges of $0.6 million associated with severance and other employee-related costs associated with restructurings in Film Products;

•
Pretax charges of $0.3 million associated with the shutdown of the film products manufacturing facility in Red Springs, North Carolina, which includes severance and other employee-related costs of $0.2 million and asset impairment and other shutdown-related charges of $0.1 million;

•
Pretax charges of $0.2 million related to expected future environmental costs at the Company’s aluminum extrusions manufacturing facility in Newnan, Georgia (included in “Cost of goods sold” in the condensed consolidated statements of income); and

•	Pretax charges of $24,000 associated with the shutdown of the aluminum extrusions manufacturing facility in Kentland, Indiana.
Plant shutdowns, asset impairments, restructurings and other charges in the first six months of 2014 include:

•
Pretax charge of $10 million (included in “Other income (expense), net” in the condensed consolidated statements of income) associated with a one-time, lump sum license payment to 3M after the Company settled all litigation issues associated with a patent infringement complaint;

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•	Pretax charges of $1.4 million associated with severance and other employee-related costs associated with restructurings in Film Products;

•
Pretax charges of $0.7 million associated with the shutdown of the film products manufacturing facility in Red Springs, North Carolina, which includes severance and other employee-related costs of $0.4 million and asset impairment and other shutdown-related charges of $0.3 million;

•
Pretax charges of $0.2 million related to expected future environmental costs at the Company’s aluminum extrusions manufacturing facility in Newnan, Georgia (included in “Cost of goods sold” in the condensed consolidated statements of income); and

•	Pretax charges of $24,000 associated with the shutdown of the aluminum extrusions manufacturing facility in Kentland, Indiana.
Plant shutdowns, asset impairments, restructurings and other charges in the second quarter of 2013 include:

•	Net pretax charges of $0.3 million associated with the shutdown of the aluminum extrusions manufacturing facility in Kentland, Indiana;

•
Pretax charges of $0.1 million for integration-related expenses and other non-recurring transactions (included in “Selling, general and administrative expenses” in the condensed consolidated statements of income) associated with the acquisition of AACOA by Aluminum Extrusions;

•
Pretax loss of $0.1 million related to the sale of previously impaired machinery and equipment at our film products manufacturing facility in Shanghai, China (included in “Other income (expense), net” in the condensed consolidated statements of income); and

•
Pretax charge of $0.1 million related to expected future environmental costs at our aluminum extrusions manufacturing facility in Newnan, Georgia (included in “Cost of goods sold” in the condensed consolidated statements of income).

Plant shutdowns, asset impairments, restructurings and other items in the first six months of 2013 include:

•	Net pretax charge of $0.5 million associated with the shutdown of the aluminum extrusions manufacturing facility in Kentland, Indiana;

•
Pretax charges of $0.2 million for integration-related expenses and other non-recurring transactions (included in “Selling, general and administrative expenses” in the condensed consolidated statements of income) associated with the acquisition of AACOA by Aluminum Extrusions;

•
Pretax loss of $0.1 million related to the sale of previously impaired machinery and equipment at our film products manufacturing facility in Shanghai, China (included in “Other income (expense), net” in the condensed consolidated statements of income);

•
Pretax charge of $0.1 million related to expected future environmental costs at our aluminum extrusions manufacturing facility in Newnan, Georgia (included in “Cost of goods sold” in the condensed consolidated statements of income); and

•	Pretax charges of $0.1 million associated with severance and other employee related costs associated with restructurings in Film Products.

(c)
On February 12, 2008, Tredegar sold its aluminum extrusions business in Canada for a purchase price of approximately $25 million. All historical results for this business were previously reported in discontinued operations. Accruals were made for indemnifications under the purchase agreement related to environmental matters of $8.3 million ($8.3 million after tax) in the second quarter of 2013 and $13.5 million ($13.5 million after tax) in the first six months of 2013 (none in 2014).

(d) Comprehensive income (loss), defined as net income (loss) and other comprehensive income (loss), was income of $9.7 million in the second quarter of 2014 and a loss of $10.2 million for the second quarter of 2013 and income of $25.2 million in the first six months of 2014 and a loss of $3.2 million in the first six months of 2013. Other comprehensive income (loss) includes changes in foreign currency translation adjustments, unrealized gains and losses on derivative financial instruments and prior service costs and net gains or losses from pension and other post-retirement benefit plans arising during the period and the related amortization of these prior service costs and net gains or losses recorded net of deferred taxes directly in shareholders’ equity.

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(e) The unrealized gain (loss) on the Company’s investment in kaleo, Inc. (“kaléo”), formerly known as Intelliject, Inc., was a loss of $1.1 million in the second quarter and first six months of 2014 and a gain of $2.1 million and $3.2 million in the second quarter and first six months of 2013, respectively. The unrealized loss in 2014 can be primarily attributed to adjustments in the timing of cash flows associated with achieving product development and commercialization milestones. The unrealized gain in 2013 was primarily related to adjustments in the fair value for the passage of time as anticipated cash flows associated with achieving product development and commercialization milestones were discounted at 55% for their high degree of risk.
(f) A pre-tax gain of $1.2 million (included in “Other income (expense), net” in the condensed consolidated statement of income) was realized on the sale of a portion of its investment property in Alleghany and Bath County, Virginia in the second quarter of 2014. An unrealized loss on the Company’s investment property in Alleghany and Bath Counties, Virginia (included in “Other income (expense), net” in the condensed consolidated statement of income) of $1.0 million was recorded in the second quarter of 2013 as a result of a reduction in the estimated fair value that was not expected to be temporary.

(g)
A pretax charge of $0.3 million and $0.6 million in the second quarter and first six months of 2014, respectively, related to unrealized losses for the Company’s investment in the Harbinger Capital Partners Special Situations Fund, L.P. was recorded as a result of a reduction in the value of the Company’s investment that is not expected to be temporary. The impairment charge is included in “Other income (expense), net” in the condensed consolidated statements of income and in “Corporate expenses, net” in the statement of net sales and operating profit by segment.

(h) Net debt is calculated as follows:

	June 30,	December 31,
	2014	2013
Debt	$136.8	$139.0
Less: Cash and cash equivalents	44.0	52.6
Net debt	$92.8	$86.4
Net debt is not intended to represent total debt as defined by GAAP. Net debt is utilized by management in evaluating the Company’s financial leverage and equity valuation, and management believes that investors also may find net debt to be helpful for the same purposes.

CONTACT:
Tredegar Corporation
Neill Bellamy, 804-330-1211
Fax: 804-330-1777
neill.bellamy@tredegar.com

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